UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Final Amendment - Exit)*

                                   Ventas Inc
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                               -----------------
                         (Title of Class of Securities)

                                    92276F100
                                    ---------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                December 31, 2014
                              --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)




Schedule 13G (continued)

CUSIP No. 92276F100
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES             5,417,406
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH              13,163,323
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,163,323
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.46%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



Schedule 13G (continued)

CUSIP No. 92276F100
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES             5,417,406
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH              13,119,418
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,119,418
 -------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.44%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



Schedule 13G (continued)

CUSIP No. 92276F100
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers UK Limited
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 0

    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON              43,905
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    43,905
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.01%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA, CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



Schedule 13G (continued)


Item 1.

        (a)  Name of Issuer:
             Ventas Inc

        (b)  Address of Issuer's Principal Executive Offices:
            353 N. CLARK STREET
              SUITE 3300
             CHICAGO IL 60654




Item 2.

        (a)  Name of Persons Filing:
               Cohen & Steers, Inc.
               Cohen & Steers Capital Management, Inc.
               Cohen & Steers UK Ltd
        (b) Address of Principal Business Office for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is:
               280 Park Avenue
               10th Floor
               New York, NY 10017

            The principal address for Cohen & Steers UK Ltd. is:
               	Cohen & Steers UK Ltd
		21 Sackville Street 4th Floor
		London, United Kingdom W1S 3DN

        (c)  Citizenship:
               Cohen & Steers, Inc: Delaware corporation
               Cohen & Steers Capital Management, Inc: New York corporation Cohen & Steers UK Ltd: United Kingdom Private Limited Company
        (d)  Title of Class Securities:
               Commmon
        (e)  CUSIP Number:
               92276F100


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)



Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of December 31, 2014:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         YES

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registerd under Section 203 of the Investment Advisers Act.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Cohen & Steers, Inc holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registerd under Section 203 of the Investment Advisers Act.

Item 9   NOTICE OF DISSOLUTION OF GROUP:
         Not Applicable


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2015

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        By:

                        /s/ Lisa Phelan
                        ____________________________________________
                            Signature


                            Lisa Phelan, Executive Vice President,
                            Chief Compliance Officer
                        ____________________________________________
                            Name and Title



                        Cohen & Steers UK Limited.
                        By:

                        /s/ Heather Kaden
                        ____________________________________________
                            Signature


                            Heather Kaden
                            Compliance Officer
                        ____________________________________________
                            Name and Title





                    JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)  promulgated under the Securities
Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto with respect to the Common Shares of DCT Industrial Trust Inc. and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts,all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 17, 2015.


                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        By:

                        /s/ Lisa Phelan
                        ____________________________________________
                            Signature


                            Lisa Phelan, Executive Vice President,
                            Chief Compliance Officer
                        ____________________________________________
                            Name and Title



                        Cohen & Steers UK Limited.
                        By:

                        /s/ Heather Kaden
                        ____________________________________________
                            Signature


                            Heather Kaden
                            Compliance Officer
                        ____________________________________________
                            Name and Title